NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Chet Mehta, 603-929-2260
E-mail: Gia.Oei@fishersci.com	E-mail: Chet.Mehta@fishersci.com

Fisher Scientific Reports Record Quarterly Financial Results;
Company Announces Second-Quarter Adjusted EPS of $1.10

HAMPTON, N.H., July 25, 2006 — Fisher Scientific International Inc. (NYSE: FSH), the world leader in serving science, today reported record sales and earnings for the second quarter ended June 30, 2006, reflecting continued strength across all core customer markets and the ongoing benefit of operating initiatives.
     “We delivered strong results in the second quarter — setting new records for both sales and earnings,” said Paul M. Montrone, chairman and chief executive officer. “Customer demand for our products and services drove top-line growth, while contributions from recent acquisitions as well as synergies from our merger with Apogent resulted in record operating income.”
     On May 8, Fisher Scientific and Thermo Electron Corporation (NYSE: TMO) entered into a definitive agreement to merge the two companies. The company continues to expect that the merger will close during the fourth quarter.
Second-Quarter Reported Results
     Sales for the second quarter increased 9.1 percent to $1,465.8 million compared with $1,343.1 million in the corresponding period of 2005. Excluding the effect of foreign exchange, sales totaled $1,462.3 million in the second quarter, an 8.9 percent increase over the same quarter in 2005, with 6.3 points of this increase from organic growth in the core scientific-research and healthcare markets. Including the forecasted impact of reduced demand for safety-related products, organic growth was 4.1 percent.

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Fisher Scientific Reports Record Quarterly Financial Results — 2

     Income from continuing operations for the second quarter increased to $121.4 million, or 92 cents per diluted share, from $85.6 million, or 67 cents per diluted share, in the same period of 2005. Income from continuing operations includes $16.8 million, net of tax ($26.8 million pre tax) of nonrecurring charges and special items, and $7.6 million, net of tax ($11.8 million pretax) of equity-based compensation expense related to FAS 123R, which is detailed in the attached supplementary tables.
     For the six months ended June 30, 2006, sales totaled $2,878.2 million, an 8.6 percent increase over sales of $2,649.9 million in the corresponding period last year. Excluding the effect of foreign exchange, sales totaled $2,895.1 million, a 9.3 percent increase compared with the first six months of 2005. Income from continuing operations for the first six months was $227.6 million, or $1.74 per diluted share, compared with $161.6 million, or $1.28 per diluted share in the prior-year period.
     During the first six months of 2006, Fisher generated $247.4 million in cash from operations, primarily reflecting growth in operating earnings and ongoing improvements in working capital management. Capital expenditures during the same period were $79.5 million, representing maintenance capital expenditures, investments in growth initiatives in the company’s life-science and managed-services businesses, as well as spending associated with Apogent integration projects. In the first six months, free cash flow, defined as cash from operations less capital expenditures, was $167.9 million, as compared to a full year estimate of $525 million to $550 million, reflecting the second half seasonality of earnings growth and working capital improvements.

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Fisher Scientific Reports Record Quarterly Financial Results — 3

Adjusted Financial Results
     The following discussion excludes nonrecurring charges and special items and the effect of equity-based compensation expense related to FAS 123R. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).
     Operating income for the second quarter was $213.9 million compared with $183.9 million in the same quarter of 2005, reflecting the benefit of fixed-cost leverage, contributions from recently completed acquisitions and additional synergies from the Apogent merger.
     Second-quarter income from continuing operations increased 26.1 percent to $145.8 million compared with $115.6 million in the corresponding period of 2005. The increase reflected the growth in operating income and a lower effective tax rate, partially offset by planned investments in R&D and sales and marketing initiatives and higher interest expense related to recent acquisitions. Diluted earnings per share (EPS) from continuing operations increased 20.9 percent to $1.10 in the second quarter compared with 91 cents in the same period of 2005. Diluted EPS from continuing operations excluding intangible asset amortization, net of tax, totaled $1.19, a 22.7 percent increase compared with 97 cents in the second quarter last year. Equity-based compensation expense related to FAS 123R was 6 cents per diluted share in the second quarter of 2006.
     Operating income for the six-month period increased 12.9 percent to $402.0 million compared with $356.1 million during the same period in the prior year. Income from continuing operations for the first six months of 2006 increased 22.6 percent to $263.4 million compared with $214.9 million in the same period of 2005.

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Fisher Scientific Reports Record Quarterly Financial Results — 4

     Year-to-date diluted EPS from continuing operations was $2.01, an increase of 18.2 percent, compared with $1.70 in the corresponding period of 2005. Diluted EPS from continuing operations excluding intangible asset amortization, net of tax, totaled $2.17, an 18.6 percent increase compared with $1.83 in the same period last year. Equity-based compensation expense was 13 cents per diluted share in the first six months of 2006.
Business-Segment Results
     Sales of scientific products and services in the second quarter increased to $1,126.0 million, a 9.3 percent increase compared with the prior-year period. Excluding the effect of foreign exchange, second-quarter sales of scientific products and services totaled $1,122.5 million, an 8.9 percent increase, with 6.9 points of this increase from organic growth in the core scientific-research market. Including the forecasted impact of reduced demand for safety-related products, organic growth was 4.0 percent. Sales in European markets grew in the mid-single digits, fueled by customer-specific initiatives in the life-science and academic markets.
     Organic sales growth in the scientific products and services segment was driven by strong results across all core customer segments. Strong market conditions and recent investments in sales and marketing initiatives led to high single-digit growth from pharma customers and low double-digit growth from biotech customers. Growth in the academic markets was in the high single digits, supported by increased spending associated with select research programs. Fisher realized mid single-digit growth in industrial markets, fueled by continued strength of the U.S. economy. Safety-related revenue was negatively affected by the ongoing slowdown in the demand for domestic-preparedness products.
     In the scientific products and services segment, operating income increased 14.0 percent to $162.1 million from $142.2 million in the corresponding period of 2005, reflecting the benefit of fixed-cost leverage, increased sales of proprietary products, contributions from recently completed acquisitions and synergies from the Apogent merger.

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Fisher Scientific Reports Record Quarterly Financial Results — 5

     For the first six months, sales of scientific products and services increased 9.4 percent to $2,202.9 million compared with $2,014.2 million in the first six months of 2005. Excluding the effect of foreign exchange, sales totaled $2,218.1 million, a 10.1 percent increase.
     Operating income in the scientific products and services segment grew in the six-month period to $302.6 million, an 11.4 percent increase over $271.6 million in the same period in 2005.
     Second-quarter sales of healthcare products and services totaled $356.4 million, an increase of 9.3 percent, compared with the prior-year period. Foreign exchange translation had minimal effect on second-quarter sales in the healthcare products and services segment. Organic growth, excluding the effect of foreign exchange, was approximately 5.3 percent compared with the same period last year, and was driven by strong sales to reference labs and new product introductions, particularly rapid diagnostic tests and clinical chemistry offerings. Operating income increased 24.8 percent to $51.9 million compared with $41.6 million in the second quarter last year, reflecting the benefit of fixed-cost leverage, increased sales of proprietary products, contributions from the recent acquisition of Athena Diagnostics and synergies from the consolidation of manufacturing facilities associated with the Apogent merger.
     For the first six months, sales of healthcare products and services increased 7.1 percent to $709.9 million compared with the first six months of 2005. Excluding the effect of foreign exchange, sales totaled $711.7 million, a 7.4 percent increase compared with the first six months of 2005. Year-to-date operating income increased 17.6 percent to $99.5 million from $84.6 million in the corresponding period last year.

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Fisher Scientific Reports Record Quarterly Financial Results — 6

Company Outlook
     As previously noted, Fisher Scientific and Thermo Electron continue to expect that the merger will close in the fourth quarter. The outlook provided below reflects the forecasted results of Fisher Scientific for the full year on a stand-alone basis.
     For 2006, Fisher Scientific expects total revenue growth, excluding the translation effect of foreign exchange, to be in the range of 9 percent to 11 percent with organic growth in the range of 6 percent to 8 percent. For the full year, Fisher expects operating margins to be in the range of 14.1 percent to 14.3 percent.
     The company is increasing its guidance for 2006 earnings per diluted share from a range of $4.05 to $4.20 to a range of $4.15 to $4.30. The increase in guidance reflects the effect of a lower, sustainable long-term effective tax rate of approximately 25 percent. Fisher is increasing its guidance for diluted EPS excluding intangible asset amortization expense to $4.50 to $4.65. The company’s guidance for operating income and earnings excludes discontinued operations and the effect of equity-based compensation expense related to FAS 123R, which is expected to be approximately 28 cents per share.
     Fisher is maintaining its guidance for 2006 cash from operations in the range of $675 million to $700 million, and free cash flow in the range of $525 million to $550 million.
     The company will not be hosting an earnings conference call for the second quarter.

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Fisher Scientific Reports Record Quarterly Financial Results — 7

Fisher Scientific: The World Leader in Serving Science
Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing capabilities, helps make our 350,000 customers more efficient and effective at what they do.
Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. With approximately 19,500 employees worldwide, the company had revenues of $5.6 billion in 2005. Fisher Scientific is a company committed to delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.
Use of Non-GAAP Financial Measures
To supplement Fisher Scientific’s financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the company provides certain non-GAAP measures of financial performance and liquidity, as more fully discussed below.
Fisher Scientific defines adjusted income from continuing operations, adjusted diluted income per share from continuing operations (also referred to as adjusted diluted earnings per share), and adjusted operating income as income from continuing operations, diluted income per share from continuing operations and operating income, respectively, each computed in accordance with GAAP, excluding the effect of equity-based compensation expense related to the adoption of FAS 123R and items that the company considers to be special or nonrecurring to the company’s operations. The company defines adjusted operating margin as adjusted operating income as a percentage of sales. The company calculates and discloses these aforementioned non-GAAP measures because it believes that these measures may assist investors in evaluating trends of the company’s operating results without regard to the effect of equity-based compensation expense related to the adoption of FAS 123R and items that are special or not considered recurring. Fisher defines adjusted diluted income per share from continuing operations excluding intangible asset amortization as adjusted diluted income per share from continuing operations plus amortization of intangible assets as calculated on a per diluted share basis. The company calculates and discloses this measure because it believes that the exclusion of the intangibles amortization may assist investors in evaluating the company’s operating results that are consistent over time for both newly acquired and historical businesses. The company defines free cash flow as cash provided by operating activities less capital expenditures, each computed in accordance with GAAP. Fisher Scientific believes that free cash flow is a useful measure of liquidity.
Investors should recognize these non-GAAP measures may not be comparable to similarly titled measures of other companies and that the measures presented are not a substitute or alternative for measures of financial performance determined in accordance with GAAP.

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Fisher Scientific Reports Record Quarterly Financial Results — 8

Forward-looking Statements
This announcement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based on current expectations and projections about future events. No assurances can be given that Fisher Scientific’s assumptions and expectations will prove to have been correct, and actual results could vary materially from these assumptions and expectations. Important factors that could cause actual results to differ materially from the results predicted include challenges presented by our acquisitions; economic and political risks related to our international operations; changes in the healthcare industry; the impact of government regulation; dependence on our customers’ research and development efforts; and changes or disruptions in our relationships with our customers, suppliers and key employees, together with other potential risks and uncertainties, all of which are detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fisher Scientific’s annual reports on Form 10-K and its other filings with the Securities and Exchange Commission. Copies of such reports are available on Fisher Scientific’s Web site at www.fisherscientific.com and on the SEC’s Web site at www.sec.gov. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Table 1
Fisher Scientific International Inc.
Consolidated Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$1,465.8	$1,343.1	$2,878.2	$2,649.9

Cost of sales	925.1	870.5	1,823.7	1,735.4

Selling, general and administrative expense	361.9	299.7	703.0	597.6

Restructuring expense	3.7	4.9	4.1	13.2

Operating income	175.1	168.0	347.4	303.7

Interest expense	32.8	27.6	61.9	58.2

Other (income) expense, net	(3.8)	28.8	(6.5)	27.8

Income from continuing operations before income taxes	146.1	111.6	292.0	217.7

Income tax provision	24.7	26.0	64.4	56.1

Income from continuing operations	121.4	85.6	227.6	161.6

Income (loss) from discontinued operations, including gain on disposal of $16.7, net of tax for the three- and six-month periods ended June 30, 2005	0.6	15.8	(2.4)	16.8

Net income	$122.0	$101.4	$225.2	$178.4

Basic net income per common share:
Income from continuing operations	$0.97	$0.71	$1.83	$1.34
Income (loss) from discontinued operations	0.01	0.13	(0.02)	0.14

Net income	$0.98	$0.84	$1.81	$1.48

Diluted net income per common share:
Income from continuing operations	$0.92	$0.67	$1.74	$1.28
Income (loss) from discontinued operations	0.01	0.13	(0.02)	0.13

Net income	$0.93	$0.80	$1.72	$1.41

Weighted average common shares outstanding:
Basic	124.3	121.0	124.1	120.3

Diluted	131.8	127.0	131.1	126.5

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 2
Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		Growth			Growth
	2006	Rate	2005	2006	Rate	2005

Net sales
Scientific Products and Services	$1,126.0	9.3%	$1,030.4	$2,202.9	9.4%	$2,014.2
Healthcare Products and Services	356.4	9.3%	326.2	709.9	7.1%	662.9
Eliminations	(16.6)		(13.5)	(34.6)		(27.2)

Total	$1,465.8	9.1%	$1,343.1	$2,878.2	8.6%	$2,649.9

		Three Months Ended				Six Months Ended
	June 30,				June 30,
		Operating		Operating		Operating		Operating
	2006	Margin	2005	Margin	2006	Margin	2005	Margin

Operating income
Scientific Products and Services	$162.1	14.4%	$142.2	13.8%	$302.6	13.7%	$271.6	13.5%
Healthcare Products and Services	51.9	14.6%	41.6	12.8%	99.5	14.0%	84.6	12.8%
Eliminations	(0.1)		0.1		(0.1)		(0.1)

Segment sub-total	213.9	14.6%	183.9	13.7%	402.0	14.0%	356.1	13.4%

Restructuring expense	(3.7)		(4.9)		(4.1)		(13.2)
Acquisition, integration and other costs	(21.2)		(8.0)		(22.1)		(19.1)
Inventory step-up amortization	(2.1)		(3.0)		(2.3)		(20.1)
Equity-based compensation expense	(11.8)		N/A		(26.1)		N/A

Operating income	$175.1	11.9%	$168.0	12.5%	$347.4	12.1%	$303.7	11.5%

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 3
Fisher Scientific International Inc.
Condensed Consolidated Balance Sheet
(in millions)

	June 30,	December 31,
	2006	2005
	(UNAUDITED)

ASSETS

Current assets:
Cash and cash equivalents	$152.5	$407.2
Accounts receivable	768.9	679.4
Inventories	648.4	589.0
Other current assets	270.6	276.2
Assets held for sale	41.7	39.5

Total current assets	1,882.1	1,991.3

Property, plant and equipment	832.4	788.2
Goodwill	4,101.6	3,769.8
Intangible assets	1,733.3	1,569.1
Other assets	303.9	268.1
Long-term assets held for sale	54.9	59.2

Total assets	$8,908.2	$8,445.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$44.4	$74.5
Accounts payable	494.7	479.9
Accrued and other current liabilities	439.9	429.5
Liabilities held for sale	29.2	30.9

Total current liabilities	1,008.2	1,014.8

Long-term debt	2,120.3	2,135.4
Other long-term liabilities	1,045.5	983.0
Long-term liabilities held for sale	8.2	8.2

Total liabilities	4,182.2	4,141.4

Stockholders’ equity	4,726.0	4,304.3

Total liabilities and stockholders’ equity	$8,908.2	$8,445.7

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 4
Fisher Scientific International Inc.
Condensed Consolidated Statement of Cash Flows
(in millions)
(UNAUDITED)

	Six Months Ended
	June 30,
	2006	2005

Cash flows from operating activities:
Net income	$225.2	$178.4
Depreciation and amortization	105.0	93.6
Other adjustments to reconcile net income to cash provided by operating activities	40.7	41.6
Changes in working capital and other assets and liabilities	(123.5)	(95.5)

Cash provided by operating activities	247.4	218.1

Cash flows from investing activities:
Capital expenditures	(79.5)	(72.4)
Acquisitions, net of cash acquired	(441.7)	(5.8)
Proceeds from sale of business	—	109.5
Other investing activities	(17.3)	7.6

Cash (used in) provided by investing activities	(538.5)	38.9

Cash flows from financing activities:
Proceeds from stock options exercised and stock purchase plan	38.0	98.6
Net change in debt	(46.5)	(319.7)
Other financing activities	24.0	(33.0)

Cash provided by (used in) financing activities	15.5	(254.1)

Effect of exchange rate changes on cash and cash equivalents	20.9	(10.2)

Net change in cash and cash equivalents	(254.7)	(7.3)
Cash and cash equivalents — beginning of period	407.2	162.5

Cash and cash equivalents — end of period	$152.5	$155.2

Table 5
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	June 30, 2006			June 30, 2005
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Net sales	$1,465.8	$—	$1,465.8	$1,343.1	$—	$1,343.1

Cost of sales	925.1	(2.5)	922.6	870.5	(4.7)	865.8

Selling, general and administrative expense	361.9	(32.6)	329.3	299.7	(6.3)	293.4

Restructuring expense	3.7	(3.7)	—	4.9	(4.9)	—

Operating income	175.1	38.8	213.9	168.0	15.9	183.9

Interest expense	32.8	—	32.8	27.6	—	27.6

Other (income) expense, net	(3.8)	0.2	(3.6)	28.8	(30.8)	(2.0)

Income from continuing operations before income taxes	146.1	38.6	184.7	111.6	46.7	158.3

Income tax provision	24.7	14.2	38.9	26.0	16.7	42.7

Income from continuing operations	121.4	24.4	145.8	85.6	30.0	115.6

Income from discontinued operations, including gain on disposal of $16.7, net of tax for the three-month period ended June 30, 2005	0.6	—	0.6	15.8	—	15.8

Net income	$122.0	$24.4	$146.4	$101.4	$30.0	$131.4

Diluted net income per common share:
Income from continuing operations	$0.92	$0.18	$1.10	$0.67	$0.24	$0.91
Income from discontinued operations	0.01	—	0.01	0.13	—	0.13

Net income	$0.93	$0.18	$1.11	$0.80	$0.24	$1.04

Diluted weighted average common shares outstanding	131.8		131.8	127.0		127.0

Additional Supplemental Information and Reconciliation of GAAP to Non-GAAP Diluted EPS
GAAP income from continuing operations	$0.92			$0.67

Non-recurring and special items	0.12			0.24

Equity-based compensation expense	0.06			N/A

Adjustments (above)	0.18			0.24

Sub-total	1.10			0.91

Intangible asset amortization, net of tax	0.09			0.06

Income from continuing operations, excluding adjustments and intangible asset amortization, net of tax	$1.19			$0.97

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 5A
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information — Adjustments
(in millions)
(unaudited)

	Three Months Ended June 30, 2006
							Income From
							Continuing		Income
						Other	Operations	Income	From
		Cost of	SG&A	Restructuring	Operating	(Income)	Before	Tax	Continuing
	Adjustments	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations

(1)	Acquisition and integration costs	$(2.4)	$(20.9)	$—	$23.3	$—	$23.3	$8.6	$14.7
(2)	Restructuring expense	—	—	(3.7)	3.7	—	3.7	1.4	2.3
(3)	Gain on sale of investment	—	—	—	—	0.2	(0.2)	—	(0.2)
(4)	Equity-based compensation expense	(0.1)	(11.7)	—	11.8	—	11.8	4.2	7.6

		$(2.5)	$(32.6)	$(3.7)	$38.8	$0.2	$38.6	$14.2	$24.4

	Three Months Ended June 30, 2005
							Income From
							Continuing		Income
						Other	Operations	Income	From
		Cost of	SG&A	Restructuring	Operating	(Income)	Before	Tax	Continuing
	Adjustments	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations

(1)	Acquisition and integration costs	$(4.5)	$(2.5)	$—	$7.0	$—	$7.0	$2.4	$4.6
(2)	Restructuring expense	—	—	(4.9)	4.9	—	4.9	1.8	3.1
(3)	Gain on sale of investment	—	—	—	—	1.4	(1.4)	(0.5)	(0.9)
(5)	Asset impairment	(0.2)	(3.8)	—	4.0	—	4.0	1.4	2.6
(6)	Debt refinancing costs	—	—	—	—	(32.2)	32.2	11.6	20.6

		$(4.7)	$(6.3)	$(4.9)	$15.9	$(30.8)	$46.7	$16.7	$30.0

(1)	Represents planned inventory step-up amortization related to acquisitions ($2.1 and $3.0 before tax in 2006 and 2005, respectively), transaction costs related to the previously announced Thermo / Fisher merger ($18.0 and $0.0 before tax in 2006 and 2005, respectively) and integration and other costs ($3.2 and $4.0 before tax in 2006 and 2005, respectively).

(2)	Represents restructuring expenses, including employee termination and other exit costs associated with various consolidation projects.

(3)	Represents gain attributable to the sale of non-operating investments.

(4)	Represents non-cash stock compensation expense attributable to the adoption of SFAS 123R.

(5)	Represents write-off of long-lived assets associated with the closure/exit of certain facilities and integration of business units in 2005.

(6)	Represents refinancing costs primarily incurred in connection with the cash tender offer/repurchase of the 8 1/8% senior subordinated notes ($304 principal amount due 2012) in April 2005.

Table 6
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(UNAUDITED)

	Six Months Ended
	June 30, 2006			June 30, 2005
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Net sales	$2,878.2	$—	$2,878.2	$2,649.9	$—	$2,649.9

Cost of sales	1,823.7	(2.8)	1,820.9	1,735.4	(24.9)	1,710.5

Selling, general and administrative expense	703.0	(47.7)	655.3	597.6	(14.3)	583.3

Restructuring expense	4.1	(4.1)	—	13.2	(13.2)	—

Operating income	347.4	54.6	402.0	303.7	52.4	356.1

Interest expense	61.9	—	61.9	58.2	—	58.2

Other (income) expense, net	(6.5)	(1.8)	(8.3)	27.8	(30.3)	(2.5)

Income from continuing operations before income taxes	292.0	56.4	348.4	217.7	82.7	300.4

Income tax provision	64.4	20.6	85.0	56.1	29.4	85.5

Income from continuing operations	227.6	35.8	263.4	161.6	53.3	214.9

Income (loss) from discontinued operations, including gain on disposal of $16.7, net of tax for the six-month period ended June 30, 2005	(2.4)	—	(2.4)	16.8	—	16.8

Net income	$225.2	$35.8	$261.0	$178.4	$53.3	$231.7

Diluted net income per common share:
Income from continuing operations	$1.74	$0.27	$2.01	$1.28	$0.42	$1.70
Income (loss) from discontinued operations	(0.02)	—	(0.02)	0.13	—	0.13

Net income	$1.72	$0.27	$1.99	$1.41	$0.42	$1.83

Diluted weighted average common shares outstanding	131.1		131.1	126.5		126.5

Additional Supplemental Information and Reconciliation of GAAP to Non-GAAP Diluted EPS
GAAP income from continuing operations	$1.74			$1.28

Non-recurring and special items	0.14			0.42

Equity-based compensation expense	0.13			N/A

Adjustments (above)	0.27			0.42

Sub-total	2.01			1.70

Intangible asset amortization, net of tax	0.16			0.13

Income from continuing operations, excluding adjustments and intangible asset amortization, net of tax	$2.17			$1.83

The Laboratory Workstations business and Atos Medical Holding AB (sold on April 5, 2005) are reflected as discontinued operations for all periods presented.

Table 6A
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information — Adjustments
(in millions)
(unaudited)

	Six Months Ended June 30, 2006
							Income From
							Continuing		Income
						Other	Operations	Income	From
		Cost of	SG&A	Restructuring	Operating	(Income)	Before	Tax	Continuing
	Adjustments	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations

(1)	Acquisition and integration costs	$(2.6)	$(21.8)	$—	$24.4	$—	$24.4	$9.1	$15.3
(2)	Restructuring expense	—	—	(4.1)	4.1	—	4.1	1.5	2.6
(3)	Asset impairment	—	—	—	—	(2.0)	2.0	0.7	1.3
(4)	Gain on sale of investment	—	—	—	—	0.2	(0.2)	—	(0.2)
(5)	Equity-based compensation expense	(0.2)	(25.9)	—	26.1	—	26.1	9.3	16.8

		$(2.8)	$(47.7)	$(4.1)	$54.6	$(1.8)	$56.4	$20.6	$35.8

	Six Months Ended June 30, 2005
							Income From
							Continuing		Income
						Other	Operations	Income	From
		Cost of	SG&A	Restructuring	Operating	(Income)	Before	Tax	Continuing
	Adjustments	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations

(1)	Acquisition and integration costs	$(24.2)	$(10.5)	$—	$34.7	$0.5	$34.2	$12.1	$22.1
(2)	Restructuring expense	—	—	(13.2)	13.2	—	13.2	4.6	8.6
(3)	Asset impairment	(0.7)	(3.8)	—	4.5	—	4.5	1.6	2.9
(4)	Gain on sale of investment	—	—	—	—	1.4	(1.4)	(0.5)	(0.9)
(6)	Debt refinancing costs	—	—	—	—	(32.2)	32.2	11.6	20.6

		$(24.9)	$(14.3)	$(13.2)	$52.4	$(30.3)	$82.7	$29.4	$53.3

(1)	Represents planned inventory step-up amortization related to acquisitions ($2.3 and $20.1 before tax in 2006 and 2005, respectively), transaction costs related to the previously announced Thermo / Fisher merger ($18.0 and $0.0 before tax in 2006 and 2005, respectively), integration and other costs ($4.1 and $14.6 before tax in 2006 and 2005, respectively) and other non-recurring income ($0.0 and $0.5 before tax in 2006 and 2005, respectively).

(2)	Represents restructuring expenses, including employee termination and other exit costs associated with various consolidation projects.

(3)	Represents non-cash write-off of non-operating investment in 2006 and write-off of long-lived assets associated with the closure/exit of certain facilities and integration of business units in 2005.

(4)	Represents gain attributable to the sale of non-operating investments.

(5)	Represents non-cash stock compensation expense attributable to the adoption of SFAS 123R.

(6)	Represents refinancing costs primarily incurred in connection with the cash tender offer/repurchase of the 8 1/8% senior subordinated notes ($304 principal amount due 2012) in April 2005.